Exhibit 10.63

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made as of the 1st day of September, 2009, between KPMG LLP, a Delaware limited liability partnership (“Sublandlord”) and LOOKSMART, LTD., a Delaware corporation (“Subtenant”).

R E C I T A L S

WHEREAS, Sublandlord is the tenant under that certain Lease dated November 20, 2003, between Cousins/Myers II, LLC, a Delaware limited liability company (“Original Landlord”), as landlord, and Sublandlord, as tenant (the “Original Lease”; the Original Lease as thereafter amended and supplemented by that certain First Amendment to Lease Agreement dated April 7, 2004, Letter dated September 20, 2004, Supplemental Notice Establishing Rent Commencement Date dated December 21, 2004, and Second Amendment to Lease Agreement dated November 22, 2005 (the “Second Amendment”), being referred to herein as the “Lease”) for premises comprised of 118,102 rentable square feet (the “Premises”) located in that certain building generally known as 55 Second Street, San Francisco, California (the “Building”). A copy of the Lease is attached hereto as Exhibit A (with certain financial provisions redacted). Capitalized terms used in this Sublease and not otherwise defined herein shall have the meanings given to them in the Lease.

WHEREAS, Original Landlord’s interest as landlord under the Lease was subsequently transferred to Hines 55 Second Street LP, a Delaware limited partnership (“Landlord”).

WHEREAS, Subtenant desires to sublease the portion of the Premises leased to Sublandlord, pursuant to the Lease, located on and comprising the entire seventh (7th) floor of the Building (the “Space”).

WHEREAS, Sublandlord is willing to sublease the Space to Subtenant upon the terms, covenants and conditions hereinafter provided.

NOW, THEREFORE, for and in consideration of the mutual covenants and obligations set forth in this Sublease, Sublandlord and Subtenant do hereby agree as follows:

1. Subleased Premises. Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease and rent from Sublandlord, (i) the Space and (ii) all permanent improvements within the Space constructed by Landlord or by or on behalf of Sublandlord (collectively, the “Subleased Premises”). Subtenant shall have the right to use in common with Sublandlord and others entitled thereto the common areas of the Project pursuant to the Lease. In addition, subject to the terms, covenants and conditions of this Sublease, Subtenant shall have the exclusive right to use during the Sublease Term (defined below), free of charge, the furniture, fixtures and equipment more particularly described on Schedule A annexed hereto and made a part hereof (the “Personal Property”) located in the Space. Subtenant shall have no obligation whatsoever to repair, replace or maintain the Personal Property, unless any damage thereto is caused by the negligence or willful misconduct of Subtenant. Provided that there is no change in the size of the Subleased Premises between the date of this Sublease and the Commencement Date (defined below) (e.g., there has been no change in the size of the Subleased Premises by reason of any damage or destruction to or condemnation of the Subleased Premises), the parties hereby (i) stipulate that the Space shall be deemed to contain approximately 19,997 rentable square feet upon delivery of the Space by Sublandlord to Subtenant (the “Space Measurement”), (ii) agree that neither party shall have any right to dispute the Space Measurement and (iii) waive any claim in connection with the Space Measurement, regardless of whether the Space is found to have contained more or less than 19,997 rentable square feet upon delivery of the Space to Subtenant. Sublandlord represents and warrants for the benefit of Subtenant that the rentable square footage of the Space was not remeasured pursuant to Section 4 of the Second Amendment and that Sublandlord pays Base Rental for the Space under the Lease and Tenant’s Forecast Additional Rental and Tenant’s Additional Rental for the Space under the Lease on the basis of the Space consisting of 19,997 rentable square feet.

2. Term.

(a) Commencement Date. The term of this Sublease (the “Sublease Term”) shall begin on the date (the “Commencement Date”), that is the later to occur of (i) November 1, 2009, (ii) the date that all work described on Schedule B annexed hereto and made a part hereof (“Sublandlord’s Work”) has been “substantially completed” (defined below), (iii) the date on which Sublandlord delivers exclusive possession of the Subleased Premises to Subtenant in broom clean condition, and (iv) the date that the written consent of Landlord to this Sublease has been obtained in accordance with Section 13. The phrase “substantially completed”, as the same relates to Sublandlord’s Work, means that Sublandlord’s Work has been completed except for minor details of construction (collectively, “Punch-list Items”), if any, the non-completion of which do not substantially interfere with Subtenant’s ability to take possession of or use the Subleased Premises. Subject to Sublandlord having obtained the written consent of Landlord to this Sublease and Sublandlord having vacated the Space, Subtenant shall be permitted to have access to the Subleased Premises beginning on October 1, 2009 for the sole purpose of preparing the Subleased Premises for Subtenant’s initial use and occupancy (including installing the Subtenant Approved Alterations described in Section 5(b)). Such access shall be subject to and in accordance with all of the terms, covenants and conditions of this Sublease (including, without limitation, the provisions of Section 7) provided that Subtenant shall have no obligation to pay any Rent (defined below) prior to the Rent Commencement Date (defined below), except for the first monthly installment of Base Rent (defined below) payable pursuant to Section 3(a). Notwithstanding anything to the contrary in this Section 2(a), if for any reason Sublandlord has not provided Subtenant access to the Subleased Premises pursuant to this Section 2(a) by October 1, 2009, the Rent Commencement Date shall be extended by one (1) day for each day that Subtenant’s access to the Subleased Premises is delayed beyond October 1, 2009. In addition, if for any reason the Commencement Date has not occurred by November 30, 2009, Subtenant shall have the right, but not the obligation, to terminate this Sublease by written notice to Sublandlord, in which event neither party shall have any further rights or obligations under this Sublease, and Sublandlord shall return the Letter of Credit to Subtenant and reimburse Subtenant for any Base Rent prepaid by Subtenant to Sublandlord.

(b) Expiration Date. The Sublease Term shall expire on December 30, 2014 (the “Expiration Date”), unless this Sublease is sooner terminated in accordance with the terms and conditions set forth herein.

3. Rent.

(a) Base Rent. Subtenant shall pay to Sublandlord, commencing on March 1, 2010 (as such date may be extended pursuant to Section 2(a) hereof) (the “Rent Commencement Date”) and throughout the Sublease Term, a base rent (the “Base Rent”) at the annual rate set forth on Schedule C annexed hereto and made a part hereof. The Base Rent shall be payable by Subtenant to Sublandlord, in advance, in equal consecutive monthly installments which are due and payable on or before the first day of each calendar month during the Sublease Term commencing on the Rent Commencement Date; provided, however, that the first monthly installment of Base Rent, in the amount of $39,994.00, shall be paid by Subtenant to Sublandlord at the time that (i) this Sublease has been executed by Sublandlord and Subtenant, and (ii) Sublandlord has obtained the written consent of Landlord to this Sublease in accordance with Section 13.

(b) Additional Rent. In addition to the Base Rent, and subject to Section 14(r), Subtenant shall pay to Sublandlord, on a monthly basis concurrent with payment of Base Rent, 16.932% (i.e., Subtenant’s pro rata share) of the Operating Expenses and Tax Expenses payable by Sublandlord pursuant to Sections 6 and 7 of the Original Lease, over the Operating Expenses and Tax Expenses payable by Sublandlord pursuant to Sections 6 and 7 of the Original Lease for Subtenant’s Base Year (“Additional Rent”) (to the extent such payments relate to periods occurring during the Sublease Term, and with Subtenant to receive its prorata share of any credit or refund of excess payments of Operating Expenses and Tax Expenses to which Sublandlord is entitled under Section 6 of the Original Lease). Subtenant’s obligations under this Sublease with respect to the payment of such Additional Rent shall be determined based on (i) “Subtenant’s Base Year” being the calendar year 2010 and (ii) the Premises containing 118,102 rentable square feet. Sublandlord shall promptly provide Subtenant copies of Landlord’s estimate of “Tenant’s Forecast Additional Rental” and “Reconciliation Statements” which Sublandlord receives from Landlord from time to time pursuant to Section 6 of the Original Lease, and Subtenant’s payment of Additional Rent pursuant to this Section 3(b) shall be based thereon. To the extent such payments relate to periods within and outside of the Sublease Term they shall be appropriately prorated for purposes of this Section 3(b).

(c) Other Charges. In addition to the Base Rent and Additional Rent, Subtenant shall be solely responsible for all other costs or charges with respect to Subtenant’s (or any person or entity claiming by, through, or under Subtenant) use of the Subleased Premises or the Building facilities made available to Subtenant (or any person claiming by, thorough or under Subtenant) during the Sublease Term pursuant to the Lease including, without limitation, overtime HVAC service requested by Subtenant and additional janitorial services requested by Subtenant. Subtenant shall also pay any and all tax due with respect to Rent to the extent imposed pursuant to the laws of the State of California and/or any political subdivision thereof; provided, however, that Subtenant shall not be responsible for the payment of any tax levied on Sublandlord that is in the nature of an income, inheritance, estate, succession, transfer or gift tax. Notwithstanding anything to the contrary in this Section 3(c) or elsewhere in this Sublease, Sublandlord shall retain sole responsibility for paying all ad valorem taxes on the Personal Property and on the value of the leasehold improvements in the Subleased Premises as of the Commencement Date, with Subtenant to be responsible for paying only any ad valorem taxes on any personal property of Subtenant within the Subleased Premises and the increase, if any, in the amount of the ad valorem taxes on the value of the leasehold improvements in the Subleased Premises as of the Commencement Date directly resulting from any Alterations (including the Subtenant Approved Alterations) in the Subleased Premises made by Subtenant.

(d) The Base Rent and Additional Rent and all other sums due and payable by Subtenant pursuant to this Sublease are collectively referred to in this Sublease as “Rent”. Rent for any partial month during the Sublease Term shall be prorated based on the actual number of days in such partial month. All Rent shall be paid by Subtenant without any setoff or deduction whatsoever except to the extent that rent is abated for Sublandlord with respect to the Space pursuant to the terms of the Lease, in which event Subtenant’s Rent with respect to the Space also shall be proportionately and equitably abated. All Rent shall be paid initially by wire transfer in accordance with Sublandlord’s wiring instructions set forth on Schedule D annexed hereto and made a part hereof or, if designated by Sublandlord, shall be delivered to the following address or at such other place as Sublandlord may designate in writing from time to time in accordance with Section 11: KPMG LLP, Attention: Surekha Rani, P.O. Box 23331, Newark, New Jersey 07189.

4. Relationship to Lease. This Sublease and all of Subtenant’s rights hereunder are expressly subject and subordinate to all of the terms and conditions of the Lease. Subtenant hereby acknowledges that it has read all of the terms and conditions of the Lease. In the event of any conflict between the terms of the Lease and the terms of this Sublease, the terms of this Sublease shall control as between Sublandlord and Subtenant. Subtenant hereby agrees to perform all obligations of Sublandlord under the Lease (as tenant under the Lease) during the Sublease Term to the extent relating to the Subleased Premises except (i) with respect to the payment of “Base Rental” (as such term is defined in Section 5 of the Original Lease), and (ii) with respect to the payment of the additional rent and other charges required to be paid by Sublandlord under Sections 6 and 7 of the Original Lease. During the Sublease Term, the benefit of all repairs, restorations, compliance with laws and other requirements, materials and services, performed by Landlord or provided to the Subleased Premises by Landlord pursuant to the Lease, and any consents provided by Landlord pursuant to the Lease, shall accrue to Subtenant. If Landlord defaults under any of the terms, covenants and provisions of the Lease and such default has a materially adverse effect on Subtenant’s use or occupancy of or access to the Subleased Premises (an “Interruption”) then, in such event, upon Subtenant’s written request, Sublandlord shall make a commercially reasonable effort to enforce the applicable provisions of the Lease, at no cost or expense to Sublandlord and at Subtenant’s sole cost and expense (provided, however, that Sublandlord shall be responsible for paying any costs or expenses incurred by Sublandlord as a result of enforcing the applicable provisions of the Lease in the event that an Interruption results from an Event of Default by Sublandlord under the Lease), for Subtenant’s benefit in an attempt to cause Landlord to cure such default; provided, however, that in no event shall the foregoing require, or be construed or interpreted as requiring, Sublandlord to commence or prosecute any legal actions or proceedings against Landlord. Notwithstanding the foregoing, provided that no Default (defined below) exists, if an Interruption has occurred and an action with respect to such Interruption against Landlord by Subtenant in Subtenant’s own name is barred by reason of lack of privity, non-assignability or otherwise, then upon request, Sublandlord shall execute all documents reasonably required to allow Subtenant to bring such action in Sublandlord’s name, provided the same is without cost and expense to (provided that Sublandlord shall be responsible for paying any costs or expenses incurred by Sublandlord as a result of allowing Subtenant to bring such action in Sublandlord’s name if an Interruption results from an Event of Default by Sublandlord under the Lease), or recourse against, Sublandlord. Subtenant shall indemnify and hold harmless Sublandlord from and against any and all suits, claims, demands, liability, damages, costs and expenses of every kind and nature incurred by Sublandlord including, without limitation, reasonable attorneys’ fees and expenses, court costs, penalties and fines (excluding, however, any costs or expenses incurred by Sublandlord in the event that the Interruption resulted from an Event of Default by Sublandlord under the Lease), to the extent resulting from any such action. Subtenant hereby acknowledges that Subtenant shall look solely to Landlord for the performance of all the Landlord’s obligations under the Lease and that Sublandlord shall not be obligated to provide any services to Subtenant or otherwise perform any obligations in connection with the Subleased Premises that are Landlord’s obligation under the Lease. Subtenant acknowledges that any termination of the Lease may result in a termination of this Sublease. Notwithstanding anything to the contrary contained in this Sublease or the Lease, Sublandlord shall indemnify, defend and protect Subtenant from any and all claims, liabilities, judgments, causes of action, damages, costs and expenses (including reasonable attorneys’ fees) resulting from the termination of this Sublease by reason of a default by Sublandlord under the Lease (and such default is not caused by a default of Subtenant under this Sublease). The indemnification provisions set forth in this Section 4 shall survive the expiration or earlier termination of this Sublease. Sublandlord agrees not to hereafter surrender the Subleased Premises or voluntarily terminate the Lease or enter into any agreement with Landlord to terminate the Lease provided, however, that the foregoing shall not be construed or interpreted in any manner as prohibiting Sublandlord from exercising any right currently contained in the Lease in favor of Sublandlord for the termination of the Lease in the event of casualty or condemnation.

5. Permitted Use; Alterations; Building Security.

(a) Permitted Use. Subtenant shall use and occupy the Subleased Premises solely for general office uses and all legal uses reasonably ancillary thereto permitted under the Lease (the “Permitted Use”), and for no other use or purpose whatsoever. Subject to the foregoing, Subtenant’s use of the Subleased Premises for the Permitted Use shall be strictly in accordance with the use and all other provisions of the Lease applicable to the Subleased Premises.

(b) Alterations. Subtenant shall make no alterations or changes (collectively, “Alterations”) to the Subleased Premises or the Building of any kind or nature without Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to Subtenant’s compliance with all applicable provisions of this Sublease, Section 12 of the Original Lease (including provisions thereof requiring Landlord’s consent, to the extent applicable) and the Building’s rules and regulations, Sublandlord hereby approves the Alterations to the Space set forth in the space plan attached hereto as Exhibit B and incorporated herein by this reference (the “Subtenant Approved Alterations”), which Subtenant Approved Alterations shall be performed by Subtenant at its sole cost and expense, in a good and workmanlike manner and in compliance with all applicable laws and building codes. In connection with the Subtenant Approved Alterations, Subtenant shall (i) submit its Permit Drawings (defined below) to Landlord and Sublandlord for approval (which approval by Sublandlord shall not be unreasonably withheld, conditioned or delayed if such Permit Drawings conform to the space plan for the Subtenant Approved Alterations attached hereto as Exhibit B and incorporated herein by this reference, prior to submitting such Permit Drawings to the applicable municipal authority for approval, (ii) not perform any Alterations affecting the ceiling in connection with the Subtenant Approved Alterations, and (iii) deliver to Sublandlord, in good condition, all case goods, workstations, casework and light fixtures removed by Subtenant from the Subleased Premises in connection with the Subtenant Approved Alterations. The term “Permit Drawings” shall mean Subtenant’s plans and specifications for the Subtenant Approved Alterations to be submitted to the applicable municipal authority for its review and approval in order for Subtenant to obtain all requisite permits required to lawfully commence construction of the Subtenant Approved Alterations. It is agreed that it will be reasonable for Sublandlord to withhold its consent to any Alterations if Subtenant has not obtained Landlord’s consent to such Alterations, to the extent that Landlord’s consent to such Alterations is required pursuant to Section 12 of the Original Lease. In addition, Sublandlord’s consent may be conditioned upon Subtenant complying with all of the provisions of Section 12 of the Original Lease. Sublandlord shall, at the time of granting consent to any Alterations, provide to Tenant in writing Sublandlord’s reasonable determination of whether Subtenant shall be required to remove such Alteration upon the expiration or earlier termination of the Sublease Term. Without limiting the generality of the foregoing, wherever Landlord’s consent or approval is required, or wherever information, documentation, sums of money, or other items are required to be delivered to Landlord pursuant to Section 12 of the Original Lease, Sublandlord’s consent and approval shall also be required, and Subtenant shall also be required to make all such deliveries to Sublandlord (provided, however, Subtenant shall not be obligated to pay any review, supervisory or other fee to Sublandlord in connection with any Alterations, including without limitation, the Subtenant Approved Alterations, by Subtenant). Any review or approval by Sublandlord of any Alterations, including, without limitation, the Subtenant Approved Alterations and Subtenant’s Security System (defined below), or any plans and specifications with respect to any Alterations, is solely for Sublandlord’s benefit, and without representation or warranty to Subtenant with respect to the adequacy, correctness or efficiency thereof, their compliance with law or otherwise.

(c) Building Security. Sublandlord approves, subject to Subtenant’s compliance with the provisions of Section 5(b) of this Sublease and Section 12(d) of the Original Lease (including, without limitation, provisions requiring Landlord’s consent, to the extent applicable), Subtenant’s installation of its own Building compatible security system within the Space (“Subtenant’s Security System”), which Subtenant’s Security System shall be installed at Subtenant’s sole cost and expense, in a good and workmanlike manner and in compliance with all applicable laws and building codes. Subtenant’s Security System shall be maintained by Subtenant in a first class manner at Subtenant’s sole cost and expense.

6. Default. Any act or omission by Subtenant that would constitute a default by Sublandlord under the Lease if it had been committed by Sublandlord shall be a default by Subtenant under this Sublease. The following events shall each be deemed to be a “Default” by Subtenant under this Sublease: (i) Subtenant shall fail to pay Rent when due pursuant to the terms hereof, and shall fail to cure such failure within five (5) days after Subtenant receives notice from Sublandlord of such failure; (ii) Subtenant shall fail to perform any obligation of Subtenant under this Sublease or to comply with any provision of this Sublease (including, without limitation, the provision set forth in the first sentence of this Section 6), other than the payment of Rent or compliance with the items in clauses (iii) through (vi) of this Section 6 below, and shall not cure such failure within twenty (20) days after Subtenant receives notice thereof from Sublandlord; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further, that if the nature of such failure is that it cannot reasonably be cured within a twenty (20) day period, Subtenant shall not be deemed to be in Default hereunder if it diligently commences such cure within such period, notifies Sublandlord within such period that it cannot reasonably complete such cure within twenty (20) days and thereafter diligently proceeds to cure such failure as soon as reasonably possible but in no event later than sixty (60) days after the receipt of Sublandlord’s notice; (iii) Subtenant shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or fail timely to contest the material allegations of a petition filed against it in any such proceeding; (iv) a proceeding is commenced against Subtenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, and such proceeding shall not have been dismissed within sixty (60) days after the commencement thereof; (v) a receiver or trustee shall be appointed for all or substantially all of the assets of Subtenant; or (vi) Subtenant shall do or permit to be done anything which creates a lien upon the Subleased Premises or the Building and such lien is not removed or discharged or bonded over within ten (10) days after Subtenant obtains knowledge of such filing. Any Default by Subtenant shall entitle Sublandlord to exercise any and all of the same rights and remedies against Subtenant as are available to Landlord against Sublandlord as tenant under the Lease, arising out of an Event of Default under the Lease. In addition, subject to the terms of Section 19 of this Sublease, any Default by Subtenant shall entitle Sublandlord to recover all expenses incurred by Sublandlord to the extent resulting from such Default (including, without limitation, reasonable attorneys’ fees and disbursements incurred in enforcing the provisions of this Sublease). If at any time Subtenant or anyone claiming by, through or under Subtenant is holding over in all or any portion of the Subleased Premises beyond the expiration or sooner termination of the Sublease Term (a “Subtenant Holdover”) and Sublandlord incurs any costs, claims, damages, fees (including, without limitation, reasonable attorneys’ fees), expenses, or liabilities resulting from a Subtenant Holdover, including, without limitation, any sums Sublandlord may be required to pay pursuant to Section 28 of the Original Lease (collectively, “Hold Over Expenses”), then Subtenant shall indemnify and hold Sublandlord harmless from and against any and all Hold Over Expenses. Notwithstanding the foregoing, if Sublandlord or anyone claiming by, through or under Sublandlord is holding over in all or any portion of the remainder of the Premises after the expiration or sooner termination of the term of the Lease, then Subtenant shall only be obligated to pay 16.932% (i.e., Subtenant’s pro rata share) of such Hold Over Expenses pursuant to such indemnification.

7. Insurance and Indemnities. Subtenant hereby agrees to indemnify and hold Sublandlord harmless, with respect to this Sublease and the Subleased Premises, to the same extent that Sublandlord is required to indemnify and hold Landlord harmless with respect to the Lease and the Premises; provided, however, that in no event shall such indemnification of Sublandlord by Subtenant apply with respect to any loss, cost, damage, injury, expense or liability incurred by Sublandlord to the extent resulting from (i) the performance of Sublandlord’s Work, or (ii) any condition existing or event occurring in the Subleased Premises prior to the earlier of the Commencement Date and the date that Subtenant accesses any portion of the Subleased Premises for the purpose of preparing the Subleased Premises for Subtenant’s initial use and occupancy pursuant to Section 2(a) of this Sublease. In addition, Subtenant shall indemnify and hold harmless Sublandlord from and against any and all suits, claims, liability, damages, costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, to the extent resulting from (i) a default by Subtenant of its obligations under this Sublease, or (ii) the negligence or willful misconduct of Subtenant. Sublandlord shall indemnify and hold harmless Subtenant from and against any and all suits, claims, liability, damages, costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, to the extent resulting from (i) the performance of Sublandlord’s Work, (ii) a default by Sublandlord of its obligations under the Lease (except to the extent caused by a default of Subtenant under this Sublease) or this Sublease, or (iii) the negligence or willful misconduct of Sublandlord. The indemnification provisions set forth in this Section 7 shall survive the expiration or earlier termination of this Sublease. In addition, Subtenant hereby agrees to obtain and provide evidence satisfactory to Sublandlord, on or before the Commencement Date, or on or before any earlier date on which Subtenant accesses the Subleased Premises for preparing the Subleased Premises for Subtenant’s initial use and occupancy in accordance with Section 2(a), and from time to time upon request, that Subtenant is carrying insurance with respect to the Subleased Premises and this Sublease in the same amounts and of the same types required to be carried by Sublandlord under the Lease with regard to the Lease and the Premises and, to the extent Landlord is required to be named by Sublandlord on any such insurance so required to be carried by Sublandlord, Subtenant shall name both Landlord and Sublandlord on Subtenant’s insurance policies. The waiver of subrogation set forth in Section 16 of the Original Lease shall apply as between Sublandlord and Subtenant. Notwithstanding anything to the contrary in this Section 7, (i) Subtenant shall be obligated to provide thirty (30) days written notice of any change to the insurance maintained by Subtenant under Section 15(a) of the Original Lease only in the event the change is material and adverse; (ii) with respect to any Alterations by Subtenant (including the Subtenant Approved Alterations) Subtenant’s contractor, rather than Subtenant, shall be obligated to maintain Builder’s Special Form insurance with respect to such Alterations, and (iii) Sublandlord, at Sublandlord’s cost, shall continue to be obligated to maintain insurance insuring the leasehold improvements located in the Space as of the Commencement Date and the Personal Property in the amounts and of the types required to be carried by Sublandlord under Section 15 of the Original Lease, and Subtenant shall have no obligation to maintain any such insurance.

8. Subleasing.

(a) Subleasing. Subtenant shall not sublease all or any portion of the Subleased Premises or permit them to be used or occupied by others without the express prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, and shall be given or denied within fifteen (15) days after Sublandlord’s receipt of Subtenant’s Sublease Request (defined below), but only upon compliance with and subject to the following terms and conditions:

(i) Simultaneously with any request for consent to any sub-sublease, Subtenant shall deliver to Sublandlord a photocopy of the fully executed sub-sublease and a statement containing the name and address of the proposed sub-subtenant (the “Sub-subtenant”) and its principals and bank and other financial references (such request for consent, given with the documents and information referred to in this Section 8(a)(i), is hereinafter referred to as “Subtenant’s Sublease Request”). Notwithstanding anything contained in this Sublease to the contrary, Sublandlord shall not be required to consider any request for its consent to a sub-sublease unless Subtenant has given Sublandlord Subtenant’s Sublease Request in accordance with the provisions of this Section 8(a)(i).

(ii) In the event Sublandlord’s written consent shall be given, a fully executed original counterpart of the sub-sublease shall be delivered to Sublandlord within ten (10) days thereafter.

(iii) The Subleased Premises shall not be used for any purpose not expressly permitted under the Lease.

(iv) Such sub-sublease shall, by its terms, prohibit any assignment of the sub-sublease or any further subleasing thereunder without the express written consent of Sublandlord and Landlord in each instance first obtained (which consent of Sublandlord may be withheld in Sublandlord’s sole and absolute discretion) and shall, by its terms, be subject and subordinate to all of the terms, covenants and conditions of this Sublease and the Lease. Any modification of a sublease shall be deemed to be a new sub-sublease requiring the consent of Sublandlord and Landlord, except that no such consent shall be required for any modification of such sub-sublease that memorializes specific events contemplated in the sub-sublease (such as the exercise of extension or expansion rights set forth therein).

(v) The consent to any sub-sublease shall not release Subtenant from liability for the full performance of all the terms, covenants and conditions contained herein on the part of Subtenant to be performed. In the event a Default exists after Sublandlord has sublet the Subleased Premises as herein provided, the Sub-subtenant shall, at Sublandlord’s written request, pay all rent, additional rent, and other sums due and payable under the sub-sublease directly to Sublandlord and Sublandlord shall apply the same to Subtenant’s obligations under this Sublease, provided, however, that no such request by Sublandlord or payment by the Sub-subtenant shall be construed or interpreted in any manner as an acceptance by Sublandlord of the Sub-subtenant as Sublandlord’s tenant or as an acceptance by Sublandlord of any attornment by the Sub-subtenant to Sublandlord or as a release of Subtenant from liability for the full performance of all the terms, covenants and conditions contained in this Sublease on the part of Subtenant to be performed.

(vi) Subtenant shall reimburse Sublandlord, within ten (10) days after written demand, for all documented actual and reasonable out-of-pocket costs and expenses incurred by Sublandlord to third parties in connection with any such proposed sub-sublease including, without limitation, costs of investigating the proposed Sub-subtenant and reasonable legal fees and disbursements incurred in connection with the proposed sub-sublease; provided, however, that in no event shall Subtenant be obligated to reimburse Sublandlord for any such legal fees and disbursements exceeding $3,000.00 in the aggregate per sub-sublease. In addition, Subtenant hereby agrees to defend, indemnify and hold Sublandlord harmless from and against all fees, costs, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) to the extent arising out of, resulting from, or in connection with the claims of any broker or real estate sales or leasing person claiming any fee, commission, compensation or damages by reason of any such proposed sub-sublease and/or Sublandlord’s failure to consent to any such proposed sub-sublease.

(vii) If the aggregate of the amounts payable to Subtenant (or to others for Subtenant’s benefit) as fixed rent, additional rent or otherwise for, under, or in connection with a sub-sublease and the amount of any “Other Sublease Consideration” (defined below) payable to Subtenant (or to others for Subtenant’s benefit), whether received in a lump-sum payment or otherwise, shall be in excess of “Subtenant’s Basic Cost” (defined below) at that time then, promptly after the collection thereof, Subtenant shall pay to Sublandlord in monthly installments as and when collected, as additional rent, 50% of such excess. Subtenant shall deliver to Sublandlord within thirty (30) days after the end of each calendar year and within thirty (30) days after the expiration or earlier termination of this Sublease a statement certified by Subtenant (i) specifying each sub-sublease in effect during such calendar year or partial calendar year, the amount of Other Sublease Consideration (reasonably itemized) paid or payable with respect to each sub-sublease, the term thereof, and a computation in reasonable detail showing the calculation of the amounts paid and payable to Subtenant (or to others for Subtenant’s benefit) in connection with the sub-sublease, and by Subtenant to Sublandlord, with respect to such sub-sublease for the period covered by such statement, and (ii) stating that no money or other consideration was paid or is going to be paid or given to Subtenant (or to others for Subtenant’s benefit) in connection with the sub-sublease other than the sums set forth in the sub-sublease and the Other Sublease Consideration. “Subtenant’s Basic Cost” means the sum of (i) the Rent payable under this Sublease for the Sublease Term, plus (ii) the amount of any reasonable brokerage commissions and reasonable legal fees paid by Subtenant in connection with the sub-sublease amortized monthly on a straight-line basis over the term of the sub-sublease. “Other Sublease Consideration” means all sums paid for the furnishing of services by Subtenant and the sale or rental of Subtenant’s fixtures, leasehold improvements, equipment, furniture or other personal property.

(viii) If Subtenant delivers to Sublandlord a Sublease Letter of Intent (defined below) or Subtenant’s Sublease Request, whereby Subtenant proposes to sub-sublease fifty percent (50%) or more of the Subleased Premises for all or substantially all of the remaining balance of the Sublease Term, or whereby the proposed sub-sublease for all or substantially all of the remaining balance of the Sublease Term covers fifty percent (50%) or more of the Subleased Premises when aggregated with the space covered by other sub-subleases for all or substantially all of the remaining balance of the Sublease Term then in effect, then Sublandlord shall have the option to terminate this Sublease with respect to the space currently proposed to be sub-sublet (the “Sub-sublet Space”), effective as of the date set forth in the Sublease Letter of Intent or applicable Subtenant’s Sublease Request as the proposed commencement date for such sub-sublease (the “Sublease Recapture Date”), as if the Sublease Recapture Date was the date originally fixed in this Sublease for the end and expiration of the Sublease Term with respect to the Sub-sublet Space. Subtenant agrees that in no event shall the Sublease Recapture Date be less than thirty (30) days, nor more than ninety (90) days, after the date Sublandlord receives a Sublease Letter of Intent or applicable Subtenant’s Sublease Request. Sublandlord agrees to exercise its option to terminate this Sublease with respect to the Sub-sublet Space, if at all, pursuant to this Section 8(a)(viii), by notice given to Subtenant within fifteen (15) days after the earlier of Sublandlord’s receipt of a Sublease Letter of Intent or applicable Subtenant’s Sublease Request. If Sublandlord exercises its option to terminate this Sublease with respect to less than all of the Subleased Premises pursuant to this Section 8(a)(viii), then (x) this Sublease shall end and expire with respect to the Sub-sublet Space on the Sublease Recapture Date as if the Sublease Recapture Date was the date originally fixed in this Sublease for the end and expiration of the Sublease Term with respect to the Sub-sublet Space, (y) from and after such date the Rent shall be adjusted, based upon the proportion that the rentable area of the Subleased Premises remaining bears to the total rentable area of the Subleased Premises immediately prior to such termination and (z) Subtenant shall pay to Sublandlord, within thirty (30) days after demand, all reasonable costs actually incurred by Sublandlord in physically separating the Sub-sublet Space from the balance of the Premises and in complying with all applicable laws and building codes relating to such separation. The term “Sublease Letter of Intent” shall mean a fully-executed letter of intent between Subtenant and the proposed sub-subtenant which sets forth (1) the term and the commencement date of the term of the proposed sub-sublease, (2) the name and identity of the proposed sub-subtenant, (3) a description of the proposed Sub-sublet Space, including a floor plan depicting the Sub-sublet Space), (4) the base rent and all increases in the base rent, (5) the additional rent and escalation payments, (6) the amount of any free rent, allowances and any other concessions, (7) the amount of any security deposit, letter of credit, or other form of security, (8) the name and address of any broker who would be entitled to a commission or other compensation in connection with the proposed sub-sublease, the amount and payment terms of such commission or other compensation, and the party contractually obligated to pay the broker such commission or other compensation, (9) the condition of the proposed Sub-sublet Space upon the delivery of possession, (10) the nature and extent of any work required to be performed in or the Sub-sublet Space (including any demising work) and the party required to perform and/or pay for such work, and (11) details concerning the use and ownership of the furniture in the Sub-sublet Space including amounts paid to rent and purchase the furniture.

(ix) Landlord shall have consented to such sub-sublease and a photocopy of such consent shall have been delivered to Sublandlord and Subtenant.

(x) The Sub-subtenant shall have delivered to Sublandlord an agreement in form acceptable to Sublandlord providing that Sublandlord shall have the option upon the expiration or any earlier termination of this Sublease to take over all of the right, title and interest of Subtenant, as sub-sublandlord under the sub-sublease and the Sub-subtenant shall, at Sublandlord’s option, attorn to Sublandlord pursuant to the then executory provisions of the sub-sublease provided, however, that Sublandlord shall not be liable for any act or omission of Subtenant, or bound by (i) any modification of the sub-sublease made without Sublandlord’s prior written approval, or (ii) any payment of any rent, additional rent, or other sum paid by Sub-subtenant under the sub-sublease or otherwise.

(b) Notwithstanding anything in this Section 8 to the contrary, Subtenant may sub-sublease all of the Subleased Premises to a Sublease Affiliate (defined below) without Sublandlord’s consent and without being subject to the provisions of Section 8(a)(i), Section 8(a)(ii), the first sentence of Section 8(a)(vi), Section 8(a)(vii), and Section 8(a)(viii); provided, however, that Subtenant complies with all of the other terms and conditions of this Section 8 (assuming for this purpose that Sublandlord’s consent to such sub-sublease was required). The term “Sublease Affiliate” means any person or entity that (i) controls, is controlled by, or is under common control with Subtenant, (ii) purchases all or substantially all of the stock or assets of Subtenant or (iii) Subtenant is merged or consolidated with, provided that such person or entity described in this subsection (iii) has a tangible net worth that is the same or higher than the tangible net worth of Subtenant on the date of this Sublease (the “Subletting Net Worth Test”) and evidence reasonably satisfactory to Sublandlord of the satisfaction of the Subleasing Net Worth Test has been delivered to Sublandlord. Subtenant shall deliver a fully-executed copy of the sub-sublease with the Sublease Affiliate to Sublandlord within ten (10) days after the execution thereof.

(c) Provided that no Default exists, Sublandlord shall, at no cost or expense to Sublandlord, request Landlord’s consent to any sub-subletting complying with the provisions of this Section 8.

9. Assignment.

(a) Assignment. Subtenant shall not assign its rights under this Sublease or its rights with regard to the Subleased Premises without the express prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, and shall be given or denied within fifteen (15) days after Sublandlord’s receipt of Subtenant’s Assignment Request (defined below), but only upon compliance with and subject to the following terms and conditions:

(i) Simultaneously with any request for consent for any assignment, Subtenant shall deliver to Sublandlord a photocopy of the fully executed assignment and assumption agreement and a statement containing the name and address of the proposed assignee and its principals and bank and other financial references (such request for consent, given with the documents and information referred to in this Section 9(a)(i), is hereinafter referred to as “Subtenant’s Assignment Request”). Notwithstanding anything contained in this Sublease to the contrary, Sublandlord shall not be required to consider any request for its consent to an assignment unless Subtenant has given Sublandlord Subtenant’s Assignment Request in accordance with the provisions of this Section 9(a)(i).

(ii) In the event Sublandlord’s written consent shall be given, a fully executed original counterpart of the assignment and assumption agreement shall be delivered to Sublandlord within ten (10) days thereafter. The assignment and assumption agreement shall contain an agreement from the assignee wherein and whereby the assignee shall assume all of the terms, covenants and conditions of this Sublease on the part of Subtenant to be performed and shall contain an assignment of any and all security deposited with Sublandlord under the terms of this Sublease.

(iii) Consent to any such assignment and acceptance of rent from the assignee shall not release Subtenant from liability for the full performance of all of the terms, covenants and conditions contained in this Sublease on the part of Subtenant to be performed.

(iv) Consent to any such assignment shall not be construed to relieve Subtenant or the assignee from obtaining the express written consent of Sublandlord and Landlord to any further or other assignment (which consent Sublandlord may withhold in its sole and absolute discretion).

(v) The Subleased Premises shall not be used for any purpose not expressly permitted under the Lease.

(vi) Subtenant shall reimburse Sublandlord, within ten (10) days after written demand, for all documented actual and reasonable out-of-pocket costs and expenses incurred by Sublandlord to third parties in connection with any such proposed assignment including, without limitation, costs of investigating the proposed assignee and reasonable legal fees and disbursements incurred in connection with the proposed assignment; provided, however, that in no event shall Subtenant be obligated to reimburse Sublandlord for any such legal fees and disbursements exceeding $3,000.00 in the aggregate per assignment. In addition, Subtenant hereby agrees to defend, indemnify and hold Sublandlord harmless from and against all fees, costs, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) to the extent arising out of, resulting from, or in connection with the claims of any broker or real estate sales or leasing person claiming any fee, commission, compensation or damages by reason of any such proposed assignment and/or Sublandlord’s failure to consent to any such proposed assignment.

(vii) Upon any assignment of this Sublease, Subtenant shall (i) pay to Sublandlord, as additional rent, an amount equal to 50% of the excess of the “Assignment Consideration” (as hereinafter defined) over the amount of any reasonable brokerage commissions and reasonable legal fees paid by Subtenant in connection with the assignment of this Lease and (ii) deliver a statement, certified by Subtenant and the assignee, setting forth in reasonable detail the calculation of the Assignment Consideration and stating that no other money or other consideration was paid or is going to be paid or given to Subtenant (or to others for Subtenant’s benefit) for or in connection with the assignment other than the Assignment Consideration. “Assignment Consideration” means an amount equal to all sums and other consideration paid or payable to Subtenant (or to others for Subtenant’s benefit) for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Subtenant and the sale or rental of Subtenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property).

(viii) If Subtenant delivers to Sublandlord an Assignment Letter of Intent (defined below) or Subtenant’s Assignment Request, then Sublandlord shall have the option to terminate this Sublease effective as of the date set forth in the Assignment Letter of Intent or Subtenant’s Assignment Request as the proposed effective date of such assignment (the “Assignment Recapture Date”), as if the Assignment Recapture Date was the date originally fixed in this Sublease for the end and expiration of the Sublease Term. Subtenant agrees that in no event shall the Assignment Recapture Date be less than thirty (30) days, nor more than ninety (90) days, after the date Sublandlord receives an Assignment Letter of Intent or Subtenant’s Assignment Request. Sublandlord agrees to exercise its option to terminate this Sublease, if at all, pursuant to this Section 9(a)(viii), by notice given to Subtenant within fifteen (15) days after the earlier of Sublandlord’s receipt of an Assignment Letter of Intent or Subtenant’s Assignment Request. The term “Assignment Letter of Intent” shall mean a fully-executed letter of intent between Subtenant and the proposed assignee which sets forth (1) the effective date of the proposed assignment, (2) the name and address of the proposed assignee and its principals and bank and other financial references, (3) the amount of any consideration payable in connection with such assignment, and (4) the name and address of any broker who would be entitled to a commission or other compensation in connection with the proposed assignment, the amount and payment terms of such commission or other compensation, and the party contractually obligated to pay the broker such commission or other compensation.

(ix) Landlord shall have consented to such assignment and a photocopy of such consent shall have been delivered to Sublandlord and Subtenant.

(b) Notwithstanding anything in this Section 9 to the contrary, Subtenant may assign this Sublease to an Assignment Affiliate (as such term is hereinafter defined), without Sublandlord’s consent and without being subject to the provisions of Section 9(a)(i), Section 9(a)(ii), the first sentence of Section 9(a)(vi), Section 9(a)(vii) and Section 9(a)(viii); provided, however, that Subtenant complies with all of the other terms and conditions of this Section 9 (assuming for this purpose that Sublandlord’s consent to such assignment was required). The term “Assignment Affiliate” means any person or entity that (i) controls, is controlled by, or is under common control with Subtenant, (ii) purchases all or substantially all of the stock or assets of Subtenant or (iii) Subtenant is merged or consolidated with, provided that such person or entity described in this subsection (iii) has a tangible net worth that is the same or higher than the tangible net worth of Subtenant on the date of this Sublease (the “Assignment Net Worth Test”) and evidence reasonably satisfactory to Sublandlord of the satisfaction of the Assignment Net Worth Test has been delivered to Sublandlord. Subtenant shall deliver a fully-executed copy of the assignment with the Assignment Affiliate to Sublandlord within ten (10) days after the execution thereof.

(c) The following events and circumstances constitute an assignment of this Sublease requiring Sublandlord’s express prior written consent thereto and in the event that Subtenant fails to so obtain Sublandlord’s express prior written consent it shall be a Default hereunder: (i) if Subtenant or any subtenant of Subtenant under any sublease is a partnership or limited liability company, the withdrawal or change, whether voluntary, involuntary or by operation of law, of 50% or more of the partners or members, or transfer of 50% or more of the partnership or membership interests, within a twelve (12) month period, or the dissolution of any such partnership or limited liability company and (ii) if Subtenant or any subtenant of Subtenant under any sublease is a corporation whose stock is not publicly held and not publicly traded, the dissolution, merger, consolidation or other reorganization of Subtenant or any such subtenant of Subtenant, or, within a twelve (12) month period, (A) the sale or other transfer of more than an aggregate of 50% of the voting shares of Subtenant or any such subtenant of Subtenant (other than to immediate family members by reason of gift or death), or (B) the sale, mortgage, hypothecation or pledge of more than an aggregate of 50% of the value of the unencumbered assets of Subtenant or any such subtenant of Subtenant. For purposes of the preceding sentence, “immediate family members” means a spouse, sibling, parent or child.

(d) Provided that no Default exists, Sublandlord shall, at no cost or expense to Sublandlord, request Landlord’s consent to any assignment complying with the provisions of this Section 9.

10. Condition of Subleased Premises. Except for Sublandlord’s Work, the Subleased Premises are being leased in their “AS-IS” condition as of the date of this Sublease (reasonable wear and tear excepted) and the parties acknowledge that Sublandlord has made no representations concerning the condition or suitability of the Subleased Premises except as expressly set forth herein. To the best of Sublandlord’s knowledge, the Personal Property and all Building systems (including, without limitation, HVAC, plumbing, electrical, life safety, security and lighting systems) servicing the Subleased Premises are in good working order and repair as of the date of this Sublease. Sublandlord and Subtenant shall agree upon the Punch-list Items, if any, within fifteen (15) days after the Commencement Date and Sublandlord shall thereafter use commercially reasonable efforts to complete such Punch-list Items in an expeditious manner at its sole cost and expense (and Subtenant shall provide Sublandlord and its contractors with such access to the Subleased Premises as is reasonably necessary to do so). Upon the expiration or earlier termination of the Sublease Term, Subtenant shall surrender the Space in the condition required by Section 29 of the Original Lease upon the expiration of the term thereof and remove all of (i) its personal property from the Space (and repair any damage caused by such removal), (ii) Subtenant’s Security System and (iii) any other Alterations which Sublandlord shall have reasonably requested that Subtenant remove at the time at which Sublandlord shall have consented to the same in accordance with Section 5(b). Notwithstanding the foregoing, in no event shall Subtenant have any obligation to remove (i) any alterations, improvements or cabling in place in the Space made or installed by Landlord or by or on behalf of Sublandlord prior to the Commencement Date, (ii) the Subtenant Approved Alterations (except for any signage installed as part of the Subtenant Approved Alterations), or (iii) any Hazardous Substances not placed on or about the Subleased Premises by or on behalf of Subtenant or anyone claiming by, through or under Subtenant. If Subtenant shall be required to remove any Alterations pursuant to this Section 10, then upon such removal, Subtenant shall restore the affected portion of the Subleased Premises to substantially the condition existing prior to the installation of such Alteration. Subject to the provisions of Article 14(q) hereof, upon the expiration or earlier termination of the Sublease Term, Subtenant shall deliver the Personal Property to Sublandlord. The provisions of this Section 10 shall survive the expiration or earlier termination of this Sublease.

11. Notices. Notices by Sublandlord and Subtenant shall be given and be deemed received in the same manner provided by Section 30 of the Original Lease at the following addresses:

KPMG LLP

Three Chestnut Ridge Road

Montvale, New Jersey 07645-0435

Attention: Principal in Charge; Real Estate Services

With a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154-0037

Attention: Michael B. Kinney, Esq.

To Subtenant:

Prior to the Commencement Date:

LookSmart, Ltd.

625 Second Street

San Francisco, CA 94107

Attention: General Counsel

On and after the Commencement Date:

LookSmart, Ltd.

55 Second Street, 7th Floor

San Francisco, CA 94105

Attention: General Counsel

12. Brokers. Each party represents to the other that it has not dealt with any real estate broker, sales person or finder in connection with this Sublease other than CB Richard Ellis, Inc. (for Sublandlord) and Cushman & Wakefield, Inc. and KBM Partners, Inc. (for Subtenant) (collectively, the “Broker”). Sublandlord shall be responsible for paying a commission to CB Richard Ellis, Inc. pursuant to a separate agreement between Sublandlord and CB Richard Ellis, Inc. Each of Sublandlord and Subtenant hereby agrees to indemnify and hold the other harmless from and against any liabilities and claims for commissions and fees due or claimed to be due by any broker, real estate salesperson or similar person or entity other than the Broker, arising out of any such broker, real estate salesperson or similar person or entity claiming to have dealt with the indemnifying party in connection with this Sublease.

13. Landlord’s Consent. This Sublease and all of Sublandlord’s and Subtenant’s obligations under this Sublease (except for Subtenant’s obligation to deliver the Letter of Credit to Sublandlord pursuant to the terms of Section 15) are expressly contingent upon Sublandlord obtaining the written consent to this Sublease from the Landlord under the Lease. Sublandlord shall use diligent good faith efforts to obtain such consent (without any cost or expense to Subtenant) as soon as reasonably possible after the date of this Sublease. If despite such diligent good faith efforts Sublandlord has not obtained such consent within thirty (30) days after the date of this Sublease, then Subtenant shall have the right to terminate this Sublease by giving written notice to Sublandlord within five (5) days after the expiration of such thirty (30) day period, and Sublandlord shall return the Letter of Credit to Subtenant and reimburse Subtenant for the first monthly installment of Base Rent (in the amount of $39,994.00) paid by Subtenant to Sublandlord. If despite such diligent good faith efforts Sublandlord has not obtained such consent within sixty (60) days after the date of this Sublease (and Subtenant has not terminated this Sublease in accordance with the foregoing sentence), then this Sublease shall be null and void and of no further force or effect, and Sublandlord shall return the Letter of Credit to Subtenant and reimburse Subtenant for the first monthly installment of Base Rent (in the amount of $39,994.00) paid by Subtenant to Sublandlord.

14. Miscellaneous.

(a) Governing Law – This Sublease shall be governed by the laws of the State of California without regard to any conflict of law principles.

(b) Waiver of Trial By Jury – To the extent permitted by law, the parties hereto mutually hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any claims by either party based on this Sublease, arising out of, under, or in connection with this Sublease, or any course of conduct, course of dealings, statements (whether verbal or written) or actions of either party (including, without limitation, any course of conduct in the enforcement of this Sublease), and the parties hereby agree that they will not seek to consolidate any litigation, based on any such claim, with any other action in which a jury trial cannot be or has not been waived.

(c) Merger of Prior Agreements – All prior or contemporaneous promises, agreements, and understandings, whether oral or written, relating to the subject matter of this Sublease are deemed to be superseded by this Sublease, and no party is relying on any promise, agreement or understanding not set forth in this Sublease. This Sublease may not be amended or modified, except by a written instrument executed and delivered by each of the parties hereto.

(d) No Waiver – No delay or omission of any party in exercising its rights and remedies against the other shall constitute a waiver. A breach by any party of its obligations under this Sublease may only be waived by a written instrument executed by the party to be charged therewith. A waiver of any breach in one or more instances shall not constitute or otherwise be an implicit waiver of any subsequent breach.

(e) Limitation of Remedies – With respect to any provision of this Sublease, or any holding or interpretation of law which provides, in effect, that Sublandlord shall not unreasonably withhold or unreasonably condition or delay any consent or any approval, Subtenant in no event shall be entitled to make, nor shall Subtenant make, any claim, and Subtenant hereby waives any claim, for money damages nor shall Subtenant claim any money damages by way of set-off, counterclaim or defense based upon any claim or assertion by Subtenant that Sublandlord has unreasonably withheld or unreasonably conditioned or delayed any consent or approval. Subtenant’s sole remedy in any such case shall be an action or proceeding to enforce any such provision by way of specific performance or for a declaratory judgment.

(f) No Counterclaims – In the event that Sublandlord commences any summary proceedings for possession of the Subleased Premises, Subtenant shall not interpose any counterclaim of whatever nature or description in any such proceeding (unless such counterclaim is compulsory or unless Subtenant’s failure to interpose such counterclaim in such proceeding would result in the waiver of Subtenant’s right to bring such claim in a separate proceeding under applicable law). Notwithstanding the foregoing, Subtenant may assert any affirmative defenses that Subtenant has to Sublandlord’s right to bring such summary proceeding and shall not be required to bring a separate action to assert such affirmative defenses.

(g) Successors and Assigns – The covenants, conditions and agreements contained in this Sublease shall bind and inure to the benefit of Sublandlord and Subtenant and their respective successors and, except as otherwise provided in this Sublease, their assigns.

(h) Captions and Headings – The captions and headings in this Sublease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Sublease or the intent of any provisions hereof.

(i) No Presumption – This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted.

(j) Default Interest – In the event any payment of Rent required to be made hereunder is not made within five (5) days after the date such payment is due pursuant to the provisions of this Sublease, Subtenant shall pay to Sublandlord interest on such overdue amount calculated from the date such payment was due until the date the same is actually received by Sublandlord at an annual rate of interest equal to the lesser of (i) the Interest Rate set forth in Section 9 of the Original Lease, and (ii) the maximum rate of interest permitted by law.

(k) Self-Help – In addition to any and all other rights and remedies available to Sublandlord under this Sublease, if a Default exists, Sublandlord, without thereby waiving such Default and without liability to Subtenant, may, but shall not be obligated to, perform the same for the account and at the expense of Subtenant, without notice in case of emergency and upon five (5) days prior notice in all other cases and Sublandlord shall have the right to enter the Space at any time thereafter to cure any such Default. Sublandlord shall use commercially reasonable efforts to minimize any interference with the conduct of Subtenant’s business at the Subleased Premises during any such entry into the Space by Sublandlord. If Sublandlord engages an attorney and/or incurs any other expense in connection with exercising the foregoing right, Subtenant agrees that it shall pay such reasonable attorneys’ fees or other expenses to Sublandlord, within five (5) days after receipt of a bill therefor.

(l) No Accord and Satisfaction – No payment by Subtenant, or receipt by Sublandlord, of a lesser amount than the Rent required to be paid shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction, and Sublandlord may accept such check or payment without prejudice to Sublandlord’s right to recover the balance of such Rent or pursue any other rights or remedies available to Sublandlord.

(m) Personal Liability – Notwithstanding anything to the contrary (i) in this Sublease, or in any instrument executed in connection with this Sublease or (ii) in any applicable law or statute, including but not limited to the Delaware Limited Liability Partnership Act: (a) Subtenant acknowledges that Sublandlord is a partnership; (b) Subtenant expressly agrees that any liability of Sublandlord arising out of or in connection with this Sublease, or any instrument executed in connection with this Sublease, or the relationship of Sublandlord and Subtenant under this Sublease, and the ability of Subtenant to recover damages or other relief under this Sublease, or under any instrument executed in connection with this Sublease, shall be limited solely to the assets of Sublandlord; (c) in no instance whatsoever shall any present, past or future member of the administrative board of Sublandlord or any present, past or future director, officer, partner, manager, participating principal, national director, administrator or similar person or employee of Sublandlord (each, a “Sublandlord Covered Person”) have any personal or individual liability hereunder for the satisfaction of any obligations or liabilities of Sublandlord under this Sublease, or under any instrument executed in connection with this Sublease, all such personal or individual liability, if any, being expressly, unconditionally and irrevocably waived and released by Subtenant; (d) Sublandlord’s assets shall not include the capital accounts of any individual partner of Sublandlord or any negative capital account of any individual partner of Sublandlord; (e) no Sublandlord Covered Person shall be obligated to make, and no Sublandlord Covered Person shall in fact make, any capital contribution or other payment of any kind to Sublandlord in order for Sublandlord to satisfy its obligations hereunder, under this Sublease, or under any instrument executed in connection with this Sublease; and (f) the provisions of this paragraph may not be waived by any partner, manager or employee or Sublandlord or by any actions or inaction of Sublandlord. Notwithstanding anything to the contrary in this Sublease, or in any instrument executed in connection with this Sublease, Sublandlord acknowledges and expressly agrees that in no event shall Subtenant’s officers, directors, shareholders, members or employees have any personal or individual liability under this Sublease for the satisfaction of any obligations or liabilities of Subtenant under this Sublease, or under any instrument executed in connection with this Sublease, all such personal or individual liability, if any, being expressly, unconditionally and irrevocably waived and released by Sublandlord.

(n) Parking. Subject to the provisions of Section 43(s) of the Original Lease, during the Sublease Term, Subtenant shall be allocated two (2) parking spaces in the Garage for use by Subtenant’s employees. Subtenant shall pay Sublandlord on a monthly basis for the parking spaces the monthly amount payable by Sublandlord under the Lease for the parking spaces (as the monthly amount may be adjusted from time to time pursuant to Section 43(s) of the Original Lease) (regardless of whether Subtenant or its employees are using them), within twenty (20) days of receipt of demand.

(o) Signage; Building Directory.

(i) Signage. Sublandlord agrees not to unreasonably withhold, condition or delay its consent, subject to Subtenant’s compliance with all applicable provisions of this Sublease (including, without limitation, the provisions of Section 5(b)) and Section 41 of the Original Lease (including, without limitation, provisions thereof requiring Landlord’s consent, to the extent applicable), to Subtenant’s installation of two (2) Building standard identifying signs in the elevator landing area utilizing Subtenant’s corporate graphics at the entrance to the Space, along with one sign in the interior of the Space visible from the elevator landing area, which shall be installed at Subtenant’s sole cost and expense, in a good and workmanlike manner, in accordance with all applicable laws, and pursuant to plans and specifications prepared by a licensed architect and approved by Sublandlord (which approval shall not be unreasonably withheld, conditioned or delayed). Such signage shall be maintained by Subtenant in a first class manner at its sole cost and expense. Upon the expiration or earlier termination of the Sublease Term, Subtenant shall remove any signage installed by Subtenant at its sole cost and expense and repair all damage to the Building caused by such removal.

(ii) Building Directory. Provided no Default exists, Sublandlord shall request Landlord to list Subtenant’s name and location in the Building directory. Any costs and expenses charged by Landlord associated with changing such Building directory listing shall be paid by Subtenant within twenty (20) days of receipt of demand.

(p) Attornment. Subtenant acknowledges that Landlord shall have the right to continue or terminate this Sublease, in Landlord’s sole discretion, upon termination of the Lease, and Subtenant agrees to recognize and attorn to Landlord in the event that Landlord elects under such circumstances to continue this Sublease on all of the terms and conditions set forth herein for the remainder of the Sublease Term.

(q) Sublandlord’s Personal Property Conveyance Option. Sublandlord is hereby given the option (“Sublandlord’s Personal Property Conveyance Option”) to convey all right, title and interest of Sublandlord in and to the Personal Property to Subtenant. Sublandlord’s Personal Property Conveyance Option may be exercised by Sublandlord at any time, if ever, by notice (the “Option Notice”) to Subtenant given on or before July 1, 2014 (time being of the essence with respect to the giving of the Option Notice). If Sublandlord exercises Sublandlord’s Personal Property Conveyance Option, then (i) all of Sublandlord’s right, title and interest in and to the Personal Property shall be transferred and conveyed to Subtenant, for a total consideration of $1.00, by way of bill of sale in form reasonably acceptable to Subtenant, in its then existing “as-is” condition, on the Expiration Date (without representation, warranty or guaranty by, or recourse against, Sublandlord of any kind whatsoever, except that Sublandlord shall represent and warrant to Subtenant in such bill of sale that the Personal Property is free and clear of any liens or encumbrances), (ii) Sublandlord shall retain the obligation to maintain and insure the Personal Property pursuant to the terms hereof (notwithstanding Sublandlord’s delivery of the Option Notice) and (iii) Subtenant shall remove the Personal Property from the Subleased Premises upon the Expiration Date.

(r) Submetering. To the extent required by Landlord as a result of Landlord’s determination that Subtenant’s use of electricity in the IDF room within the Subleased Premises exceeds normal electricity use for an IDF room for office use, Subtenant shall, at its sole cost and expense, install a meter, and all related equipment, to measure electricity consumed in the IDF room within the Subleased Premises, in accordance with all of the applicable terms, covenants and conditions of Articles 12 and 15 of the Original Lease and Exhibit I of the Original Lease. Subtenant shall pay on demand (i) the actual metered cost of such excess electric current consumed by Subtenant as measured by such meter (the “Excess Metered IDF Electricity Costs”), as billed by Landlord, (ii) the reasonable, actual costs incurred by Landlord for any repairs to, replacements or maintenance of, such meter, and (iii) any actual accounting expenses incurred by Landlord in connection with such metering. It is the understanding and expectation of Sublandlord and Subtenant that Operating Expenses shall not include the Excess Metered IDF Electricity Costs pursuant to the terms of the Lease.

15. Security Deposit.

(a) Subtenant shall deliver to Sublandlord upon its execution of this Sublease, for the full and faithful performance by Subtenant of each and every term, provision, covenant and condition of this Sublease and Subtenant shall maintain as set forth herein, a clean, irrevocable and freely transferable letter of credit, in the sum of $300,000.00, in form and substance, and issued by a bank, reasonably satisfactory to Sublandlord (the “Letter of Credit”). The Letter of Credit shall provide (i) for automatic annual renewals thereof to and including the date that is sixty (60) days after the expiration of the Sublease Term, unless Sublandlord shall be notified by the issuing bank at least sixty (60) days prior to any expiration date that the Letter of Credit shall not be extended beyond such date; (ii) that upon presentation of the Letter of Credit to the issuing bank and its receipt of a written statement purported to be signed by or on behalf of Sublandlord stating that Subtenant is in Default under the Sublease, said issuing bank will pay to Sublandlord the amount stated in such notice to be necessary to cure such Default, up to the face amount of the Letter of Credit; and (iii) that it shall be freely transferable by Sublandlord, to Sublandlord’s assignee of its interest in this Sublease upon notice to the issuing bank, without charge. The Letter of Credit shall be subject to the Uniform Practices for Documentary Credits then prevailing.

In the event that the issuing bank shall notify Sublandlord that the Letter of Credit shall not be renewed or extended, then, not later than thirty (30) days prior to the expiration of the Letter of Credit, Subtenant shall deliver to Sublandlord a replacement Letter of Credit in the full amount required pursuant to this Section 15, in form and substance, and issued by a bank, reasonably satisfactory to Sublandlord. The failure of Subtenant to so timely furnish such replacement Letter of Credit as herein provided shall be deemed a Default hereunder.

(b) If Subtenant is in Default hereunder, Sublandlord may, but shall not be required to draw on the Letter of Credit (as above provided) for the payment of any Rent in default or for payment of any other sum which Sublandlord may expend, or be required to expend, by reason of such Default, and, if Subtenant is in Default for having failed to timely furnish to Sublandlord a replacement Letter of Credit in accordance with the terms of Section 15(a), then Sublandlord shall have the right to draw the entire amount of the Letter of Credit and to hold the proceeds as a cash security deposit (the “Security Deposit”), as security for the full and faithful performance by Subtenant of all of the terms, covenants and conditions of this Sublease. If Subtenant is in Default, Sublandlord may use, apply or retain the whole or any part of the Security Deposit for the payment of any Rent in default or for payment of any other sum which Sublandlord may expend, or be required to expend, by reason of Subtenant’s Default. If Sublandlord uses or retains all or a portion of the Security Deposit, Subtenant shall replenish such amount as Sublandlord used, within ten (10) days after written demand of Sublandlord. At any time or times when, pursuant to the provisions of this Section 15, Sublandlord shall draw on the Letter of Credit as aforesaid, and within five (5) days after Sublandlord’s demand therefor, Subtenant shall restore the amount of the Letter of Credit to the amount then required hereunder and deliver an amendment to the Letter of Credit to Sublandlord, in form and substance reasonably satisfactory to Sublandlord, evidencing the same. Sublandlord shall release the Security Deposit to Subtenant upon delivery to Sublandlord of a replacement Letter of Credit complying with the terms hereof. Sublandlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee. Sublandlord shall not be required to maintain the Security Deposit in a trust account or separate from Sublandlord’s general or other funds and Sublandlord may commingle the Security Deposit with any of Sublandlord’s general or other funds. Subtenant shall not be entitled to any interest on the Security Deposit.

(c) In case of the assignment or other transfer by Sublandlord of its interest in this Sublease, or any cessation of Sublandlord’s interest therein, whether in whole or in part, (i) Sublandlord may, upon notice to Subtenant, transfer its interest in the Letter of Credit or Security Deposit, as the case may be, to the grantee, assignee or other transferee of Sublandlord’s interest, and (ii) from and after such transfer and the transferee’s written assumption of Sublandlord’s obligations under this Section 15 Sublandlord shall be relieved of all liability with respect to the Letter of Credit or Security Deposit, as the case may be, and Subtenant shall look solely to the grantee, assignee or transferee for same. Subtenant agrees that Subtenant shall not assign (except in connection with an assignment of the Sublease made in accordance with this Sublease) or encumber the Letter of Credit or Security Deposit, as the case may be, and no such assignment or encumbrance by Subtenant of all or any part of the Letter of Credit or Security Deposit, as the case may be, shall be binding upon Sublandlord, whether made prior to, during, or after the Sublease Term. Sublandlord shall not be required to exhaust its remedies against Subtenant or against the Letter of Credit or Security Deposit, as the case may be, before having recourse to any other form of security held by Sublandlord and recourse by Sublandlord to such other form of security shall not affect any remedies of Sublandlord which are provided in this Sublease or which are available to Sublandlord under this Sublease.

(d) Sublandlord agrees that, provided that no Default exists, Subtenant shall be permitted to reduce the amount of the Letter of Credit to (i) $240,000.00 on the first (1st) anniversary of the Commencement Date, (ii) $192,000.00 on the second (2nd) anniversary of the Commencement Date, (iii) $153,600.00 on the third (3rd) anniversary of the Commencement Date, and (iv) $122,880.00 on the fourth (4th) anniversary of the Commencement Date. Upon request by Subtenant, given no earlier than ten (10) days prior to the respective dates upon which the Letter of Credit may be reduced pursuant to the preceding sentence and provided that no Default exists, Sublandlord shall deliver to the issuing bank, within ten (10) days after receipt of such request from Subtenant, its written authorization to so reduce the amount of the Letter of Credit as of the date in question.

(e) Subject to all of the other conditions and provisions of this Section 15, Subtenant agrees to deliver, and Sublandlord agrees to accept, initially, a Letter of Credit conforming to all of the requirements of this Section 15 issued by City National Bank (the “Bank”). In the event that at anytime (i) the Bank’s credit rating, or (ii) the credit rating of any subsequent issuer of a Letter of Credit held by Sublandlord hereunder, falls below a level reasonably acceptable to Sublandlord, then, in such event, Subtenant shall supply and deliver to Sublandlord, within thirty (30) days of Sublandlord’s notice to Subtenant of the occurrence of (i) or (ii) above, a substitute Letter of Credit from a bank having a credit rating reasonably acceptable to Sublandlord, and otherwise in compliance with the conditions and provisions of this Section 15.

(f) Provided that no Default exists, within sixty (60) days of the expiration or termination of the term of this Sublease (not resulting from a Default), Sublandlord shall return the Letter of Credit or Security Deposit, if any, to Subtenant.

16. Representations and Warranties of Sublandlord. Sublandlord represents and warrants for the benefit of Subtenant that: (i) the copy of the Lease attached hereto as Exhibit A is a true, correct and complete copy thereof (with certain financial provisions redacted); (ii) there exist no amendments, modifications or other agreements (whether oral or written) affecting the Lease except as attached hereto; (iii) to the best of Sublandlord’s knowledge, neither Sublandlord nor Landlord is in default under the Lease nor is there any event, condition or circumstance existing which with notice or the passage of time or both could constitute a default under the Lease; (iv) the Lease is in full force and effect; (v) neither Sublandlord nor, to the best of Sublandlord’s knowledge, anyone claiming by, through or under Sublandlord, has caused any Hazardous Substances to be generated, placed, held, stored, used, located or disposed of at the Subleased Premises in violation of Section 39 of the Original Lease, and to Sublandlord’s actual knowledge, no Hazardous Substances are located on, about or under the Subleased Premises; (vi) Sublandlord has received no notice from Landlord with respect to any default by Sublandlord under the Lease remaining uncured as of the date hereof; and (vii) as of the date hereof, Sublandlord has received no written notice of any pending suit for claims against Sublandlord relating to any condition existing or event occurring in the Subleased Premises and Sublandlord has no knowledge of any such claims.

17. Amendment of Lease. Sublandlord shall not amend or modify the Lease in any way, except as otherwise expressly permitted in the last sentence of Section 4, so as to materially or adversely affect Subtenant or its interest under this Sublease, increase Subtenant’s obligations under this Sublease or restrict Subtenant’s rights under this Sublease, in each case without the prior written consent of Subtenant, which may be withheld in Subtenant’s sole discretion.

18. Casualty and Condemnation. In the event that, as a result of any casualty or condemnation affecting the Subleased Premises, or affecting any other portions of the Project (except the Garage) that materially and adversely affects the use of and/or access to the Subleased Premises, Sublandlord has the right under the Lease to terminate the Lease as a result thereof, Subtenant shall have a corresponding right to terminate this Sublease, independent of Sublandlord’s right to terminate the Lease in such event. Notwithstanding the foregoing, for the purpose of determining under this Section 18 whether Sublandlord has the right to terminate the Lease in the event of a casualty, (i) the phrase “one year after the date of the casualty” set forth in clause (x) of Section 20(b) of the Original Lease shall be deemed deleted and replaced with “eight (8) months after the date of the casualty”, (ii) the phrase “the last twenty-four (24) months of the Lease Term” set forth in clause (y) of Section 20(b) of the Original Lease shall be deemed deleted and replaced with “the last twelve (12) months of the Sublease Term”, and (iii) the phrase “one (1) year after the date of such damage” set forth in clause (z) of Section 20(b) of the Original Lease shall be deemed deleted and replaced with “eight (8) months after the date of such damage.”

19. Attorneys’ Fees. In the event of any dispute or litigation between Sublandlord and Subtenant concerning the terms of this Sublease or by either party to enforce the obligations of the other party under this Sublease, the losing party in any such transaction shall be obligated to reimburse the prevailing party for all reasonable and actually incurred costs and expenses, including reasonable, actual attorneys’ fees, incurred in connection with any such dispute.

20. Floor Coverings. Subtenant shall clean all floor covering in the Subleased Premises twice during each twelve (12) month period occurring during the Sublease Term pursuant to the written cleaning specifications for such floor coverings provided by Sublandlord to Subtenant.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

SUBLANDLORD:

KPMG LLP, a Delaware limited liability partnership

By:	/s/ Christopher P. Gallo
Christopher P. Gallo Principal In Charge Real Estate Services

SUBTENANT:

LOOKSMART, LTD., a Delaware corporation

By:	/s/ S.C. Markowski
Name: Stephen C. Markowski Title: CFO

SCHEDULE A

THE PERSONAL PROPERTY

Inventory of Items contained at KPMG, 55 2nd St., 7th floor, San Francisco, CA 94105

Knoll Life Chairs	93
Knoll Side Chairs	50
Harter Mesh Chairs	12
Conference Room Chairs	18
Folding Chairs	38
Free Standing Lateral File Cabinets	29
Propeller Tables	6
Folding Tables	7
GE Refrigerators	2
64 Sq. Ft. Cubicles	47
48 Sq. Ft. Cubicles	37
Ice Machine	1
Hardwired coffee maker	1
Large Credeza	2
Samll Credenza	1

All AV in the conference rooms will stay in palce with the furniture

SCHEDULE B

SUBLANDLORD’S WORK

Sublandlord shall remove from the Space the high density filing system (consisting of forty-five filing units located in the storage room within the Space as of the date of this Sublease), and repair any damage to the Space resulting from such removal, including without limitation, fill and cap any holes in the floor of the Space (but expressly excluding the obligation to patch and repair the carpeting in the Space), at its sole cost and expense, in a good and workmanlike manner and in compliance with all applicable laws and building codes.

SCHEDULE C

BASE RENT

Period	Annual Base Rent	Monthly
During the period commencing on the Rent Commencement Date and ending on February 28, 2011*	$479,928.00	$39,994.00
During the period commencing on March 1, 2011 and ending on February 28, 2012*	$499,925.00	$41,660.42
During the period commencing on March 1, 2012 and ending on February 28, 2013*	$519,922.00	$43,326.83
During the period commencing on March 1, 2013 and ending on February 28, 2014*	$539,919.00	$44,993.25
During the period commencing on March 1, 2014* and ending on the Expiration Date	$559,916.00	$46,659.67

*	In the event the Rent Commencement Date is extended pursuant to Section 2(a), each of the February and March dates set forth in this Schedule C shall be extended for a like number of days. For example, if the Rent Commencement Date is extended pursuant to Section 2(a) to March 10, 2010, then during the period commencing on March 10, 2010 and ending on March 9, 2011, the Annual Base Rent would be $479,928.00, during the period commencing on March 10, 2011 and ending on March 9, 2012, the Annual Base Rent would be $499,925.00, etc.

SCHEDULE D

SUBLANDLORD’S WIRING INSTRUCTIONS

JP Morgan Chase

270 Park Ave

New York, NY 10022

ABA# 021000021

Account # 304944068

Account name: KPMG LLP

Swift Code: CHASUS33

EXHIBIT A

LEASE

(see attached)

EXHIBIT B

SPACE PLAN FOR SUBTENANT’S APPROVED ALTERATIONS

(see attached)

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